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                     January 25, 2021

       John Rogers
       Chief Financial Officer
       WPP plc
       Sea Containers, 18 Upper Ground
       London, United Kingdom SE1 9GL

                                                        Re: WPP plc
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed April 30,
2020
                                                            File No. 001-38303

       Dear Mr. Rogers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services